EXHIBIT 99.1

SEA CONTAINERS TO SELL SILJA FERRY BUSINESS TO TALLINK FOR $594 MILLION

Hamilton, Bermuda, June 12, 2006, Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) and AS Tallink Grupp (TSE:TAL1T ET, www.tallink.com) jointly announced today that they have entered into a definitive agreement whereby Sea Containers will sell its Baltic ferry subsidiary Silja Oy Ab to Tallink for a consideration of approximately $594 million in cash and shares.

The consideration for the sale of Silja's core business is (euro)450 million cash and 5 million ordinary shares in Tallink. The dollar equivalent values are approximately $570 million cash and $24 million in shares. Tallink's shares are listed on the Tallinn Stock Exchange and their closing price on June 9, 2006 was
(euro)3.77 per share. Sea Containers may not dispose of the shares within 12 months of the sale's completion without Tallink's permission.

The sale of Silja is subject to customary conditions including the receipt of regulatory approvals from the relevant competition authorities and corporate approval of Tallink's shareholders. It is a condition of the contract that the sale be completed by July 28, 2006. Societe Generale, which advised Sea Containers on the disposal, indicated that the sale is expected to be completed on or before that date.

The transaction with Tallink includes six of the eight ships held for sale by Sea Containers as part of the Silja core business. These ships generated an EBITDA profit before depreciation, amortization and non-recurring items of approximately (euro)30 million (dollar equivalent $37 million) in 2005. During 2005 Silja has been undergoing an intensive restructuring programme, which is expected to lead to EBITDA improvements over the coming 12 to18 months. The transaction does not include the fast ferry services from Helsinki, Finland to Tallinn, Estonia and the two SuperSeaCat fast ferries which operate on the route. That business will continue to be operated by Sea Containers on a stand-alone basis. The transaction also excludes Silja's three 'legacy' vessels which are not employed on the core routes.

Tallink will continue to operate the business under the Silja brand and the ships will continue to sail under their current flags and with their existing officers and crew. Tallink will ensure that Silja's existing obligations towards the employees, including pension obligations, are not adversely affected by the transaction.

Commenting on the sale, Enn Pant, Chairman and CEO of Tallink, said that as a result of the acquisition Tallink and Silja will together form the leading shipping company in the Baltic Sea area, which has been a vision of Tallink for years. "Tallink's bold and successful growth strategy is boosted by Silja Line's long history, valuable brand and outstanding professionals. This transaction is firmly founded in our conviction that clients, employees as well as shareholders will benefit from the integration of these two shipping companies."

Bob MacKenzie, Chief Executive Officer of Sea Containers, added: "We updated the market on March 24, 2006 on the process of selling the core of the Silja fleet and we believe that the price we have negotiated is a fair one. The sale of Silja is a vital part of our efforts to reduce substantially the overall level of Sea Containers' debt. As a result of the transaction, approximately $510 million of related bank debt will be repaid."


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As a result of the above transaction, two of the non-core Silja 'legacy' fleet,
Opera and Finnjet, which were not included in the transaction, will become free of bank debt and Sea Containers will continue to seek to dispose of them. Sea Containers has separately completed the sale of the third legacy ship, the Walrus, for a consideration of $21 million, paying all related bank debt of $21 million.

Sea Containers made an additional announcement today covering other matters relating to the Company's financial position.

Notes for Editors

Silja (www.silja.fi) was founded as the Finland Steamship Company in 1883 and was listed on the Helsinki Stock Exchange until January 2003. Sea Containers' association with Silja began in 1999 when it acquired a substantial minority position and Silja became a wholly-owned subsidiary of Sea Containers in June 2002.

Tallink's acquisition of Silja's core business includes six ships on two routes (Symphony and Serenade on the Stockholm-Helsinki route and Europa, Festival, Seawind and Skywind on Stockholm-Turku), along with staff, facilities and the Silja brand.

The two fastcraft SuperSeaCat 3 and SuperSeaCat 4 will continue to be operated on Helsinki-Tallinn as a stand-alone business by Sea Containers under the SuperSeaCat brand.

The three 'legacy' vessels are Walrus, Opera and Finnjet. Opera and Finnjet are held for sale by Sea Containers and the Walrus has been sold.


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Management believes that EBITDA (net earnings adjusted for net finance costs, tax, depreciation, amortization and the investment in equity investees other than GE SeaCo) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

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For further information:

Lisa Barnard
Director of Communications, Sea Containers group of companies
Tel: +44 207 805 5550
Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:
William W. Galvin III, The Galvin Partnership
Tel: +1 (203) 618 9800
Email: wwg@galvinpartners.com